UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 2, 2009

INVESTORS BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-51557	22-3493930
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer
Identification No.)

101 JFK Parkway, Short Hills, New Jersey	07078
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 924-5100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           As a result of the consummation of the acquisition of American Bancorp of New Jersey and American Bank of New Jersey, as disclosed in response to Item 7.01 below, and pursuant to the related Agreement and Plan of Merger, James Ward, a former director of American Bancorp and American Savings Bank, has been appointed to the boards of directors of Investors Savings Bank and its holding companies.   No determination has been made as to any board committees to which Mr. Ward may be appointed.  There have been no transactions between the Investors Bancorp, Inc. (or Investors Savings Bank) and Mr. Ward of a nature reportable pursuant to Section 404(a) of SEC Regulation S-K.

Item 7.01        Regulation FD Disclosure.

Effective as of the close of May 31, 2009, Investors Bancorp, Inc. completed its acquisition of American Bancorp of New Jersey, Inc. and its wholly owned subsidiary, American  Bank of New Jersey.  As of March 31, 2009, American Bancorp had assets of $666.9 million, deposits of $498.9 million and equity of $92.4 million and operated five branch offices in Essex and Passaic counties, New Jersey.  Each branch office of American Bank of New Jersey has become a branch office of Investors Savings Bank.  Investors Bancorp, Inc. operates from its corporate headquarters in Short Hills, New Jersey and, with the addition of American Bancorp, through fifty-eight Investors Savings Bank branch offices located in Essex, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Passaic, Somerset, Union and Warren Counties, New Jersey.

A copy of the press release announcing the completion of the acquisition of American Bancorp is attached hereto as Exhibit 99.1.  The information furnished under this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.

Item 9.01.        Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits

Exhibit 99.1                                Press Release Dated June 2, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INVESTORS BANCORP, INC.

DATE: June 2, 2009	By:	/s/ Kevin Cummings
Kevin Cummings
President and Chief Executive Officer